EXHIBIT 99.1

News Release FOR IMMEDIATE RELEASE

Media Contact: Julie Pekarek Chief Marketing Officer 414.977.4254 jpekarek@merge.com

MERGE HEALTHCARE REPORTS REVENUE GROWTH IN THE
FIRST QUARTER

Milwaukee, WI, May 5, 2010 – Merge Healthcare Incorporated (NASDAQ: MRGE), a health IT solutions provider, today announced financial results for the first quarter of 2010.  Revenue grew to $20.0 million in the quarter, over $15.3 million in the first quarter of 2009 and from $19.3 million in the fourth quarter of 2009.

“We are seeing early signs of the market improving from a few years of decline due to a global economic downturn and ongoing legislative healthcare turmoil in the U.S.,” said Justin Dearborn, Merge CEO. We have positioned ourselves well from a solution offering perspective to capitalize on the improvement in the market.  We also believe our higher revenue and bookings in the quarter are a result of customer confidence in the company, as medical imaging providers desire to purchase solutions from stable vendors.”

The results for the first quarter of 2010 also include significant acquisition-related costs incurred as part of the acquisition of AMICAS, Inc. (AMICAS), which closed on April 28, 2010.  An update regarding this acquisition will be provided on the call.  This transaction positions Merge to be a leading provider of medical imaging software solutions in the North American market, and provides the company with significant cross selling opportunities and further scale to increase our international distribution channels.  Financially, the acquisition brings additional stability to recurring revenue and non-recurring revenue backlog and provides us with the opportunity to bring additional operational rigor to the combined, larger organization.

Quarter Results:

Results compared to the same quarter in the prior year, as well as the prior quarter, are as follows (in millions, except per share data and percentages):

	Q1 2010	Q1 2009	Q4 2009
Net sales	$20.0	$15.3	$19.3
Operating income (loss)*	(3.2)	3.5	1.5
Net income (loss)*	(3.2)	2.8	(2.1)
Adjusted EBITDA**	5.6	5.2	4.9

Earnings (loss) per diluted share	$(0.04)	$0.05	$(0.03)
Adjusted EBITDA per diluted share**	$0.07	$0.09	$0.07

Recurring revenue as % of net sales**	> 60%	> 45%	> 60%
Non-recurring backlog at period end**	$8.9	Unavailable	$8.7

*
Operating and net income in the first quarter of 2010 includes acquisition-related costs of $5.9 million, compared to no such costs in the first quarter of 2009 and $0.2 million in the fourth quarter of 2009.

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In the first quarter of 2010, the cash balance decreased by $3.8 million to $15.8 million as of March 31, 2010, primarily as a result of the payment of $4.9 million of acquisition-related costs in the period.

Days sales outstanding for the first quarter of 2010 was 85 days, compared to 79 days for the first quarter of 2009 and 82 days in the fourth quarter of 2009.

Based on preliminary information received, the first quarter of 2010 for AMICAS resulted in net sales of $29.4 million, a net loss of $1.8 million and adjusted EBITDA** of $7.1 million.  The net loss includes acquisition-related costs of $6.3 million.  Cash and marketable securities decreased $1.8 million in the first quarter of 2010 to $45.9 million as of March 31, 2010, primarily as a result of the payment of $5.9 million of acquisition-related costs in the period.  Recurring revenue for AMICAS was 65% of net sales and non-recurring backlog as of March 31, 2010 was $35.3 million.

** Non-GAAP Measures

Adjusted EBITDA is defined as net income (loss) for the relevant period adjusted, to the extent such items occurred in the periods presented, for the following:  (a) interest expense (income), (b) income tax expense (benefit), (c) depreciation, amortization and impairment, (d) acquisition-related expenses, (e) goodwill and trade name impairment, restructuring and other expenses, (f) impairment of investments, (g) realized gain or loss on investments, (h) loss on early retirement of debt, (i) sale of non-core patents, (j) non-cash stock-based compensation expense, (k) acquisition-related severance and (l) sales and cost of sales adjustments for acquisitions that were recorded as a result of the accounting treatment for such acquisitions.  A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included after the financial information included in this press release. Because certain charges, costs and expenses reflect events that are not essential to our recurring business operations, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude these charges costs and expenses for its internal budgets.

Recurring revenue is generated from agreements that generally contain a stated annual amount and which we have a high success rate of renewing each year.  More specifically, this includes revenue generated from our DICOM toolkit and eFilm product lines, long-term contracts associated with our SaaS related offerings and maintenance contracts across the entire business.  Non-recurring revenue backlog represents revenue that we anticipate recognizing in future periods from signed, firm customer orders as of the end of the period presented.  Non-recurring revenue is comprised of all other sources of revenue not included as recurring revenue, primarily from perpetual software licenses, hardware and professional services (including installation, training and consultative engineering services).  Merge started to track non-recurring revenue backlog during the first quarter of 2010 and was able to calculate as of December 31, 2009.  Comparative information prior to the end of the fourth quarter of 2009 is unavailable.

These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to our results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare Merge’s financial performance with other companies in the technology industry. While GAAP results are more complete, we offer investors these supplemental metrics since, with reconciliations to GAAP, they may provide greater insight into our financial results. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP financial measures should be read only in conjunction with the consolidated financial statements prepared in accordance with GAAP.

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Conference Call Information:

Merge will hold a public web cast tomorrow at 8:30 a.m. EDT to review these financial results and to provide an update on business operations and strategy. Immediately following, there will be a question and answer session.

Investors can listen to the conference call live via telephone or over the Internet at Merge Healthcare Web Cast.  To access the call via phone, investors can dial 800.221.2015 (US and Canada) or 706.634.2159 (International). The Conference ID Number to reference is 71224037.  A replay via the Internet or telephone will be available shortly after the call at http://www.merge.com/investor/conferencecall.asp.

Merge Healthcare develops and integrates information technology to create a better electronic healthcare experience.  Merge products, ranging from standards-based development toolkits to sophisticated clinical applications, have been used by healthcare providers, vendors and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.

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This news release contains "forward-looking statements," including statements which are related to future, not past, events.  Forward-looking statements usually describe expected future business and financial outlook or performance, and often contain words such as “will,” “believes,” “intends,” “anticipates,” “expects,” "plans," "seeks," “see” and similar expressions.  Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain and subject to various known and unknown risks.  For Merge, particular uncertainties and risks that could cause actual results to differ materially from post-merger forward-looking statements include, among other issues: the successful integration of AMICAS and Merge; achieving certain post-acquisition synergies; the market acceptance of  implemented product solutions; market acceptance and performance of Merge’s products and services; the impact of competitive products and pricing; possible delays in the implementation of its managed services offering; the risks and effects of its recent changes in its executive and Board leadership, including the costs and expenses related to severance payments made to departing officers; the risks and effects of its recent securities issues, including the issuance of certain senior secured notes; the past restatement of its financial statements and other actions that may be taken or required as a result of such restatement; its ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to its outstanding indebtedness; risks associated with its prior delays in filings with the SEC or its ability to continue to meet the listing requirements of The NASDAQ Global Market; the costs, risks and effects of various pending legal proceedings; and other risk factors detailed in its filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  Merge does not undertake any obligation to update forward-looking statements or any of risks, uncertainties and other factors.

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MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Current assets:
Cash (including restricted cash)	$15,837	$19,621
Accounts receivable, net	20,926	17,219
Inventory	312	280
Prepaid expenses	1,968	1,896
Deferred income taxes	142	142
Preferred stock deposits in escrow	25,700	-
Other current assets	3,638	3,590
Total current assets	68,523	42,748

Property and equipment, net	3,830	3,877
Purchased and developed software, net	12,227	12,621
Customer relationships and trade names, net	6,500	6,715
Goodwill	30,784	28,749
Deferred tax assets	4,689	4,689
Investments	510	523
Other	3,021	327
Total assets	$130,084	$100,249

Current liabilities:
Accounts payable	5,137	4,444
Accrued wages	1,880	1,950
Restructuring accrual	470	879
Current portion of capital lease obligations	121	130
Preferred stock deposits	30,000	-
Other accrued liabilities	2,593	1,535
Deferred revenue	16,804	15,579
Total current liabilities	57,005	24,517

Obligations under capital leases, excluding current portion	27	75
Deferred income taxes	68	68
Deferred revenue	1,365	1,193
Income taxes payable	5,476	5,461
Other	786	798
Total liabilities	64,727	32,112

Total shareholders' equity	65,357	68,137
Total liabilities and shareholders' equity	$130,084	$100,249

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MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Net sales
Software and other	$9,365	$8,684
Services and maintenance	10,605	6,625
Total net sales	19,970	15,309
Cost of sales
Software and other	704	1,230
Services and maintenance	4,494	2,150
Depreciation and amortization	1,218	650
Total cost of sales	6,416	4,030
Gross margin	13,554	11,279
Operating costs and expenses:
Sales and marketing	2,819	1,672
Product research and development	3,256	2,271
General and administrative	3,851	3,252
Acquisition-related expenses	5,938	-
Depreciation and amortization	840	548
Total operating costs and expenses	16,704	7,743
Operating income (loss)	(3,150)	3,536
Other income (expense)	46	(672)
Income (loss) before income taxes	(3,104)	2,864
Income tax expense	48	22
Net income (loss)	$(3,152)	$2,842

Net income (loss) per share - basic	$(0.04)	$0.05
Weighted average number of common
shares outstanding - basic	74,801,177	56,304,568

Net income (loss) per share - diluted	$(0.04)	$0.05
Weighted average number of common
shares outstanding - diluted	74,801,177	57,189,532

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MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

		Three Months Ended
		March 31,
		2010	2009
Cash flows from operating activities:
Net income (loss)		$(3,152)	$2,842
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation and amortization		2,058	1,198
Share-based compensation		354	519
Change in contingent consideration for acquisitions		165	-
Amortization of note payable issuance costs & discount		-	274
Provision for doubtful accounts receivable and sales returns, net of recoveries		55	234
Net change in assets and liabilities (net of effects of acquisitions)		(4,082)	(3,184)
Net cash provided by (used in) operating activities		(4,602)	1,883
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired		(1,350)	-
Purchases of property, equipment and leasehold improvements		(555)	(67)
Change in restricted cash		42	258
Preferred stock deposits in escrow		(25,700)	-
Net cash provided by (used in) investing activities		(27,563)	191
Cash flows from financing activities:
Note and stock issuance costs paid		(1,551)	-
Proceeds from employee stock purchase plan		31	26
Principal payments on capital leases		(57)	-
Preferred stock deposits		30,000	-
Net cash provided by financing activities		28,423	26
Net increase (decrease) in cash		(3,742)	2,100
Cash and cash equivalents, beginning of period (net of restricted cash)	(1)	19,062	17,227
Cash and cash equivalents, end of period (net of restricted cash)	(2)	$15,320	$19,327

(1)	Restricted cash of $559 and $621 as of December 31, 2009 and December 31, 2008, respectively.

(2)	Restricted cash of $517 and $363 as of March 31, 2010 and March 31, 2009, respectively.

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MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(in thousands)
(unaudited)				AMICAS, Inc.
	Three Months Ended			Three Months Ended
	March 31,		December 31,	March 31,
	2010	2009	2009	2010
Net income (loss)	$(3,152)	$2,842	$(2,067)	$(1,753)
Loss on early retirement of debt	-	-	3,329	-
Sale of non-core patents	-	(128)	-	-
Acquisition related costs	5,938	-	228	6,343
Restructuring and other	-	-	(361)	-
Stock-based compensation expense	354	519	430	305
Acquistion-related sales adjustments	328	-	1,052	630
Acquistion-related cost of sales adjustments	-	-	-	(166)
Adjusted net income	$3,468	$3,233	$2,611	$5,359
Depreciation and amortization	2,058	1,198	2,068	1,709
Net interest expense	(10)	753	392	(11)
Income tax expense (benefit)	48	22	(207)	46
Adjusted EBITDA	$5,564	$5,206	$4,864	$7,103

Adjusted net income per share - diluted	$0.05	$0.06	$0.04
Adjusted EBITDA per share - diluted	$0.07	$0.09	$0.07